UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

CHARGER MINERALS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1000	45-1773670
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5067 East 26th Drive
Bellingham, WA 98226
(380)-592-4022
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Card
Charger Minerals Corporation
5067 East 26th Drive
Bellingham, WA 98226
(380) 582-4022

 (Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Frederick C. Bauman
Bauman & Associates Law Firm
5595 Egan Crest Dr.
Las Vegas, NV 89149
Tel: (702) 533-8372

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practical after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL, THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $.0001 per share	1,670,000	$0.05	$83,500	$$11.39

(1)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our stockholders in a private placement memorandum. The selling stockholders may sell shares of our common stock at a fixed price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling stockholders of $0.05. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER ---, 2013

PROSPECTUS

CHARGER MINERALS CORPORATION

1,670,000 Shares of Common Stock

This prospectus relates to the resale by certain selling security holders of Charger Minerals Corporation of up to 1,670,000 shares of common stock held by selling security holders of Charger Minerals Corporation (“Company”, “Charger” or “us”). We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

The selling security holders will be offering our shares of common stock at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Each of the selling stockholders is deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Charger Minerals Corporation qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”).

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November ___, 2013

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

CHARGER MINERALS CORPORATION

Our Business

We were incorporated on April 15, 2011 under the laws of the State of Nevada.

The Company has acquired an exclusive option to obtain a 100% interest in a group of four lode mining claims in the Sheep Tanks Mining District, La Paz County, Arizona.

The Company intends to conduct mineral exploration on the optioned mining claims in an effort to find economically developable deposits of precious metals

We have not commenced our planned exploration program. Our plan of operations is to conduct mineral exploration activities on the Sheep Tanks Property mineral claims in order to assess whether these claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of gold and other metallic minerals.  We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Sheep Tanks Property mineral claims.  We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Sheep Tanks Property mineral claims.

The mineral exploration program, consisting of geological mapping, sampling, geochemical analyses, and trenching is oriented toward identifying areas of mineralized bedrock within the Sheep Tanks Property mineral claims.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before concluding whether there are commercially viable minerals present on the Sheep Tanks Property mineral claims.  Further phases beyond the current exploration program will be dependent upon a number of factors such as a consulting geologist’s recommendations based upon ongoing exploration program results, and our available funds.

We are a non-reporting company whose stock is not traded. We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.   We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a more liquid public market for our securities to be able to seek public financing and business development opportunities in the future, although we currently do not have any contracts or commitments for any public financing or business development opportunities. Our management would like a more liquid public market for our common stock to develop from shares sold by the selling stockholders.  No assurances can be given that our common stock will be approved for quotation on the on the Over-The-Counter Bulletin Board or that a more liquid public market will develop.

Our principal offices are located at 5067 East 26th Drive Suite 200, Bellingham, WA 98226, telephone (380)-592-4022.

The Offering

Common stock offered by selling stockholders	1,670,000 shares.

Shares outstanding prior to and after the offering	11,850,000 shares as of September 30, 2013.

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Summary financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

Balance Sheet	As of June 30, 2013 (audited)
Total Assets	10,758
Total Liabilities	$5,741
Stockholders Equity	5,017
Income Statement	Period from April 15, 2011 (inception) to June 30, 2013 (audited)
Revenue	--0-
Total Expenses	$(97,483)
Net Loss	$(97,483)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a short operating history and have not produced revenues.  This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves the exploration for minerals.  We have a very limited operating history for you to evaluate in assessing our future prospects.   We are still considered an exploration stage company.  Our operations since we entered the exploration stage have not produced revenues, and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company.  We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

We incurred net losses of ($97,483) for the period from April 15, 2011 (inception) to June 30, 2013. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are an exploration stage company that has never generated any revenue. If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing stockholders may suffer substantial dilution.

We require additional funds to sustain our operations and institute our business plan. Even if we do receive additional financing, it may not be sufficient to sustain or expand our exploration operations or continue our business operations.

We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our exploration plans or cease our business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.  In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Tanks mineral claims.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the exploration of the mineral claims if we exercise our option.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because access to the Sheep Tanks mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.

Access to the Sheep Tanks mineral claims may be restricted through some of the year due to weather in the area.  The property is located approximately 100 miles from Phoenix, Arizona and about 10 miles south of Interstate 10. The nearest town is Salome south on the Wickenburg road (Highway 60). The claims are on the northern portion of the Little Horn Mountains. The isolated volcanic plug peak called Coyote Peak is visible from the highway at the ARCO station and this peak is about 6 miles north of the claim. The terrain is mountainous and the climate is typical for the elevation of the area with extremely hot summers and cold winters and significant snow at higher elevations.

Because access to the Sheep Tanks mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.

Our management lacks technical training and experience in mineral exploration.

Our President lacks technical training and experience in exploring for, starting and operating mines.  With no direct training or experience in these areas, the Company’s management may not be fully aware of many of the specific requirements related to working within this industry.  Furthermore, the Company’s management may make decisions and choices which do not take into account standard engineering or managerial approaches that mineral exploration companies commonly use.  The Company’s operations, earnings and ultimate financial success could suffer due to management’s lack of experience in this industry.

Because our President has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Card, our President and Chief Executive Officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Card nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Card, it is possible that Mr. Card may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

 Because our president, Mr. Robert Card owns an aggregate 21.2% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Card are inconsistent with the best interests of other stockholders.

Mr. Card is our President, Chief Executive Officer and Secretary. He owns approximately 21.2% of the outstanding shares of our common stock and he will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Card may still differ from the interests of the other stockholders.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive.  This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals.  Our exploration activities will be focused on the large volume metallic minerals of gold and other metallic minerals.  Many of our competitors have greater financial resources than us.  As a result, we may experience difficulty competing with other businesses in attracting financing and qualified personnel to conducting mineral exploration activities on the Sheep Tanks mineral claims.  If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Sheep Tanks mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

 Because of factors beyond our control, which could affect the marketability of any substances found, we may be difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Relating to Our Common Stock:

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be current in their reports under Section 13 of the Securities Exchange Act of 1934 (“Exchange Act”) in order to maintain price quotation privileges on the OTC Bulletin Board. The lack of resources to prepare and file our reports, including the inability to pay our independent registered public accounting firm, could result in our failure to remain current on our reporting requirements, which could result in our being removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

You may have difficulty trading and obtaining quotations for our common stock.

Our common stock may not be actively traded, and the bid and asked prices for our Common Stock on the Over-the-Counter Bulletin Board if a market maker successfully applies thereto, may fluctuate widely. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of our common stock, and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

The market price of our common stock may, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

·  dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

·  quarterly variations in our revenues and operating expenses;

·  changes in the valuation of similarly situated companies, both in our industry and in other industries;

·  changes in analysts’ estimates affecting our company, our competitors and/or our industry;

·  changes in the accounting methods used in or otherwise affecting our industry;

·  additions and departures of key personnel;

·  fluctuations in interest rates and the availability of capital in the capital markets; and

·  significant sales of our common stock, including sales by the selling stockholders in this prospectus and/or future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing our financial statements must attest to the effectiveness of our internal controls over financial reporting. .  If we are unable to conclude that we have effective internal controls over financial reporting or if our independent registered public accounting firm is unable to provide us with a report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. To date, we do not believe that we have obtained the necessary expertise to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002 and we may not have the resources to obtain expertise or to ensure compliance.

Our common stock is not currently traded, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Our common stock is not currently traded, but if it should be granted a symbol and allowed to trade on the OTCBB, the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Stockholders should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

  Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

 ·  that a broker or dealer approve a person's account for transactions in penny stocks; and

·  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

·  obtain financial information and investment experience objectives of the person; and

·  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

·  sets forth the basis on which the broker or dealer made the suitability determination; and

·  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock from the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell shares of our common stock at a fixed price of $0.05 per share. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling stockholders of $0.05.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no market for our securities.

Holders

As of September 30, 2013, we had 38 holders of our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.   We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Some of the information in this registration statement on Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Description of Business” and elsewhere in this prospectus.

Overview

We were incorporated on April 15, 2011 in the State of Nevada, we have no subsidiaries.  We have not begun operations and we have not generated any revenue.  We intend to commence operations as a mining company. We will be engaged in the business of mining exploration.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company. We must raise cash to implement our project and begin our operations.

The Company’s ability to commence operations is entirely dependent upon our ability to raise additional capital.  If we cannot raise additional capital, we will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues in the future.  If we do not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  We cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

  We currently do not own any significant plant or equipment that it would seek to sell in the near future.  Management does not anticipate the need to hire employees over the next twelve (12) months.  Currently, the Company believes the services provided by its officer and director appears sufficient at this time.  The Company has not paid for any expenses on behalf of any director.

Plan of Operation

We are an exploration stage company. We have not yet started operations or generated or realized any revenues from our business operations.

12 month Plan

Our plan of operation for the next 12 months will be to complete the mapping and trenching portions of the recommended  Phase 1 of the exploration work program on the Sheep Tanks mineral property consisting of 1, access road repair, trenching, survey of a grid and geological mapping. We anticipate that the total cost of these exploration programs will be approximately $38,000.

We plan to commence Phase 1 of the recommended exploration program at Sheep Tanks in 1st quarter of 2014 . We will then review results and information from the completed phase 1 of the exploration work program on Sheep Tanks and, based on positive results and recommendations, we plan to commence the geophysics portion of Phase 1 consisting of a resistivity mode induced polarization geophysical survey to be run on the grid lines that were surveyed during Phase 1.  The estimate cost of the geophysical work Phase 2 is $37,000, which includes and estimated $30,000 to be paid to a geophysical consulting firm.

Upon completion of Phase 1, assuming that there are encouraging results, we would apply to the BLM for drill permits and then proceed to drill approximately 15 to 20 holes of roughly 250 feet depth.  This diamond core drilling would be carried out at any targets defined by the mapping and trenching done during Phase 1 and any geophysical anomalies found during Phase 1.  The estimated cost for Phase 2 is $150,000.

If the results of Phase 2 are encouraging, Phase 3 would involve additional drilling intended to delineate any mineral resources delineated in Phase 2 and, if possible, to upgrade any resource to “reserve” status.  This could involve multiple drill campaigns, with the estimated cost for one campaign estimated at $200,000.

If an economic resource is established through drilling, there will be substantial additional costs to place the property in production, such as the costs of permitting, bonding, equipment and working capital, which costs cannot be estimated until such time as the Sheep Tanks mineral resource, if any, has been explored and is better understood.

We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for the recommended three phases exploration program.

We do not have enough funds to cover the cost of Phase 1 of the exploration program, we will require additional funding in order to cover administrative expenses and to proceed with the recommended Phase 2 and 3 exploration program and any additional exploration programs that may be recommended as a result of findings of the initial three phases of the exploration work on the Sheep Tanks property.

Specifically, over the next 12 months, the Company anticipates the following $94,217 of expenses:
Exploration plan	$38,000
Payment under Option Agreement	10,000
BLM Claim Renewals (9/2013)	640
Expenses of Offering	22,577
General & Administrative
Accounting fees	20,000
Filing fees	5,000
Legal fees	5,000
TOTAL	$101,217

Beyond the next 12 months there will be continuing expenses payable to Orca Gold Management Inc. under the Option Agreement of $22,500.  In addition, exploration and development costs will increase in coming years, and there will be continuing general and administrative costs, including costs of maintaining current reporting status under the Securities Exchange Act of 1934.

We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from related party loans. We do not have any arrangements in place for any future equity financing or loans.

There are no agreements for loans and contribution with any of the Directors and officers.

The Company has no current plans, proposals or arrangements, written or otherwise, to seek a business combination with another entity in the near future.

Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Period from (inception) April 15, 2011 to June 30, 2013 (audited)

Revenue

No revenue was generated for the period ended June 30, 2013. During this time, we were mainly focused on corporate organization and acquiring our mineral rights.

Expenses

Our total expenses for the period ended June 30, 2013 were $(97,483) for office, general operating expenses and interest.

Net Loss

For the period starting with inception and ended June 30, 2013, we incurred a net loss of $(97,483) ($0.01 per share of common stock) as a result of the foregoing.

Liquidity and Capital Resources

As of June 30, 2013, we had working capital of $5,017, including $10,393 of cash. For the period starting with inception and ended June 30, 2013, we used $92,107 in cash in operating activities. Cash provided by financing activities totaled $102,500 primarily from the issuance of common stock.

We expect significant expenditures during the next 12 months, contingent upon raising capital.  These anticipated expenditures are for exploration of our mining claims and professional fees. We have sufficient funds to conduct our proposed operations for approximately three to six months, but not for 12 months or more.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

 If we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to develop operations and become profitable. In order to obtain capital, we may need to sell additional shares of common stock or borrow funds from private lenders pursuant to instruments which are junior to our outstanding secured debt instruments. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional financing in order to continue operations. Additional financings are being sought, but we cannot guarantee that we will be able to obtain such financings.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the low trading price of our common stock and a downturn in the U.S. stock and debt markets is likely to make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows. Additional important accounting policies are identified in the footnotes to our financial statements.

Exploration Stage Company

Effective April 15, 2011, we are considered an exploration stage company, as we have no principal operations or revenue from any source.  Operations from the inception of the exploration stage have been devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities through the acquisition and development of mining claims.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements.  Actual results could differ from those estimates.

Income Taxes

We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recognized, net of a valuation allowance, for the estimated future tax effects of deductible temporary differences and tax credit carry-forwards.  A valuation allowance against deferred tax assets is recorded when, and if, based upon available evidence, it is more likely than not that some or all deferred tax assets will not be realized.

There are no unrecognized tax benefits at June 30, 2013 and 2012. Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  There is no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year.  We have determined we have no uncertain tax positions at June 30, 2013 and 2012.

Net Loss per Common Share

Basic loss per share (“EPS”) is computed by dividing the net loss attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods.  Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), unless their effect on net loss per share is ant dilutive.  The effect of computing diluted loss per share is ant dilutive and, as such, basic and diluted loss per share is the same.

Recently Issued Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

DESCRIPTION OF BUSINESS

Overview

We were incorporated on April 15, 2011 under the laws of the State of Nevada.

The Company has acquired an exclusive option to obtain a 100% interest in a group of mining claims in the Sheep Tanks Mining La Paz County, Arizona (the “Sheep Tanks” claims).

The Company intends to conduct mineral exploration on the optioned mining claims in an effort to find economically developable deposits of precious metals

We have not commenced our planned exploration program. Our plan of operations is to conduct mineral exploration activities on the Sheep Tanks Property mineral claims in order to assess whether this claim possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of gold and other metallic minerals.  We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Sheep Tanks Property mineral claims.  We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Sheep Tanks Property mineral claims.

The mineral exploration program, consisting of geological mapping, sampling, geochemical analyses, and trenching is oriented toward identifying areas of mineralized bedrock within the Sheep Tanks Property mineral claims.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before concluding whether there are commercially viable minerals present on the Sheep Tanks Property mineral claims.  Further phases beyond the current exploration program will be dependent upon a number of factors such as a consulting geologist’s recommendations based upon ongoing explorati on program results, and our available funds.

We have incurred losses since our inception. For the period starting with inception and ended June 30, 2013, we generated no revenues and incurred a net loss of $(97,483).   At June 30, 2013, we had working capital of $5,017 and an accumulated deficit of $(97,483).   To continue our operations and fully carry out our business plan for the next 12 months, we need to raise additional capital. We currently do not have any contracts or commitments for additional funding. We can give no assurance that we will be able to raise such capital on terms acceptable to us, if at all. We have limited financial resources until such time that we are able to generate positive cash flow from operations.

We are a non-reporting company whose stock is not traded. We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.  We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a more liquid public market for our securities to be able to seek public financing and business development opportunities in the future, although we currently do not have any contracts or commitments for any public financing or business development opportunities. Our management would like a more liquid public market for our common stock to develop from shares sold by the selling stockholders.  No assurances can be given that our common stock will be approved for quotation on the on the Over-The-Counter Bulletin Board or that a more liquid public market will develop.

Emerging Growth Company Status under the JOBS Act

Carger Minerals Corporation qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”).

The JOBS Act creates a new category of issuers known as "emerging growth companies." Emerging growth companies are those with annual gross revenues of less than $1 billion (as indexed for inflation) during their most recently completed fiscal year. The JOBS Act is intended to facilitate public offerings by emerging growth companies by exempting them from several provisions of the Securities Act of 1933 and its regulations. An emerging growth company will retain that status until the earliest of:

•	The first fiscal year after its annual revenues exceed $1 billion;

•	The first fiscal year after the fifth anniversary of its IPO;

•	The date on which the company has issued more than $1 billion in non-convertible debt during the previous three-year period; and

•	The first fiscal year in which the company has a public float of at least $700 million.

Financial and Audit Requirements

Under the JOBS Act, emerging growth companies are subject to scaled financial disclosure requirements. Pursuant to these scaled requirements, emerging growth companies may:

•	Provide only two rather than three years of audited financial statements in their IPO Registration Statement;

•
Provide selected financial data only for periods no earlier than those included in the IPO Registration Statement in all SEC filings, rather than the five years of selected financial data normally required;

•	Delay compliance with new or revised accounting standards until they are made applicable to private companies; and

•	Be exempted from compliance with Section 404(b) of the Sarbanes-Oxley Act, which requires companies to receive an outside auditor's attestation regarding the issuer's internal controls.

Offering Requirements

In addition, during the IPO offering process, emerging growth companies are exempt from:

•	Restrictions on analyst research prior to and immediately after the IPO, even from an investment bank that is underwriting the IPO;

•	Certain restrictions on communications to institutional investors before filing the IPO registration statement; and

•
The requirement initially to publicly file IPO Registration Statements. Emerging growth companies can confidentially file draft Registration Statements and any amendments with the SEC. Public filings of the draft documents must be made at least 21 days prior to commencement of the IPO "road show."

Other Public Company Requirements

Emerging growth companies are also exempt from other ongoing obligations of most public companies, such as:

•
The requirements under Section 14(i) of the Exchange Act and Section 953(b)(1) of the Dodd-Frank Act to disclose executive compensation information on pay-for-performance and the ratio of CEO to median employee compensation;

•	Certain other executive compensation disclosure requirements, such as the compensation discussion and analysis, under Item 402 of Regulation S-K; and

•	The requirements under Sections 14A(a) and (b) of the Exchange Act to hold advisory votes on executive compensation and golden parachute payments.

Election under Section 107(b) of the JOBS Act

As an emerging growth company we have made the irrevocable election to not adopt the extended transition period for complying with new or revised accounting standards under Section 107(b), as added by Section 102(b), of the JOBS Act.  This election allows companies to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Exploration Plan

We are an exploration stage company. We are engaged in the acquisition, and exploration of mineral properties with a view to exploiting any mineral deposits we discover that demonstrate economic feasibility. We have an option to acquire from a third party, Orca Gold Management, Inc. (“Orca”) a 100% interest in a group of mining claims collectively known as the Sheep Tanks Property.  We have not yet commenced exploration. There is no assurance that commercially viable mineral deposits exist on the property. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Economic feasibility refers to a formal evaluation completed by an engineer or geologist which confirms that the property can be successfully operated as a mine. Legal feasibility refers to the completion of a survey of the mineral claims comprising the Sheep Tanks Property in order to ensure that the mineralization that we intend to exploit is within the claims boundaries.

Our plan of operation is to conduct exploration work on the Sheep Tanks Property in order to ascertain whether it possesses economic quantities of gold and silver. There can be no assurance that economic mineral deposits or reserves, exist on the Sheep Tanks Property until appropriate exploration work is done and an economic evaluation based on such work concludes that production of minerals from the property is economically feasible.

Even if we complete our proposed exploration programs on the Sheep Tanks Property and we are successful in identifying a mineral deposit, we may have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. Once we complete each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our Directors will make this decision based upon the recommendations of the independent geologist who oversees the program and records the results.

Sheep Tanks Property

On July 10, 2012, we entered into an agreement with Orca Gold Management Inc., of Bellingham, Washington whereby they agreed to grant us an option to acquire a 100% undivided  right, title and interest in a group of four (4) mineral claims, known as the Sheep Tanks Property, located in the Sheep Tanks Mining District of La Paz County, Arizona, USA.  We refer to the claims as our “Sheep Tanks Property” after the name of the mining district in which they are located.  Robert Card, our CEO, has known George Hochstein, the principal of Orca Gold Management Inc. for at least 15 years.  Mr. Card has visited the Sheep Tanks Property.

The Sheep Tanks Property consists of four lode mining claims (approximately 80 acres) and is located in western Arizona, approximately 100 miles west of Phoenix. Particulars are as follows:

Claim Name	Arizona Mining Claim No.	Expiry Date
V-1	AMC331206	September 1, 2014
V-2	AMC331207	September 1, 2014
V-3	AMC331208	September 1, 2014
V-4	AMC331209	September 1, 2014

The Terms of the Company’s Option to acquire the Sheep Tanks Property from Orca are:  [AMENDED/]

(a)	On signing pay Orca $2,500;

(b)	Pay Orca $10,000 after the expenditure of $75,000 on the Sheep Tanks Property or October 31, 2014, whichever comes sooner;

(c)	Pay Orca $15,000 after the expenditure of $175,000 in the aggregate on the Sheep Tanks Property or October 31, 2015, whichever comes sooner ; and

(d)	Pay Orca $7,500 after the expenditure of $300,000 in the aggregate on the Sheep Tanks Property or October 31, 2016, whichever comes sooner.

(e)	Issue 100,000 shares of the Company’s common stock to Orca after the expenditure of $75,000 or October 31, 2013, whichever comes sooner;

(f)	Issue 100,000 shares of the Company’s common stock to Orca after the expenditure of an additional $100,000 on the Sheep Tanks Property or October 31, 2014, whichever comes sooner; and

(g)	Issue 100,000 shares of the Company’s common stock to Orca after the expenditure of a total of $300,000 on the Sheep Tanks Property or October 31, 2015, whichever comes sooner.

In order to maintain its option to purchase the Claim under the Option Agreement, the Company must make all payments set forth in paragraphs (a) through (d) above in a timely manner.   If payment is not made within a 30 day contractual cure period, Orca may terminate the Option Agreement and no refund will be due to the Company for any amounts previously paid for the property.  In addition an annual claim maintenance fee (presently $140 per claim per year) is payable to the US Bureau of Land Management (BLM) on or before September 1 of each year, failing payment of which the claims will expire.

Location, Access, Utilities and Infrastructure

The Sheep Tanks Property is located western Arizona, approximately 100 miles west of Phoenix, and 14 miles south of Interstate Highway I-10.  The nearest town is Salome, which is about 25 miles north of I-10.  From Salome go south on Vicksburg Road (Arizona Highway 60) and cross over I-10.  The road heads south and then becomes Verdstone Road.  The claims are on the northern portion of the Little Horn Mountains.  There is an electrical power substation along with natural gas at the I-10 junction.  The nearest rail access is at Salome.  Water is available at the highway junction from wells, as well as wells north of the Sheep Tanks claims.

History

Other mines with historic gold and silver production in the Sheep Tanks Mining District include the Sheep Tanks Mine, located about 9 miles southwest of the Company’s mining claims, and the Verdstone Mine, located about 2 miles southeast of the Company’s claims.

The Sheep Tanks Mine (which mine is not included in our Sheep Tanks Property) was in production from 1909 until 1940.  During World War II, some manganese was also produced from this mine.  The Verdstone deposit was first located in 1931. In 1982 diamond drilling began at the Verdstone, and the Verdstone was brought into gold production in 1991 and 1992.  The Company’s Sheep Tanks Mine was discovered by one of the Verdstone geologists during this period.

District Geology

Rocks in this mining district are primarily Miocene terrestrial lava flows.  Andesites are the most common types of lavas plus some blue siliceous latites, all capped by a rhyodacite lahar .  There is a fault lifted piece of Jurassic granodiorite on the footwall of the Verdstone vein fault.  Quarternary flood basalts, Malapai formation, lie on an erosional surface to the east and south.  This unit caps the mesas in the area as thick columnar flows and weathered black boulders.  Block faulting since the basalt flows has tilted the lava beds.  A dyke, about 600 feet thick, is found along the major WNW fault break and is thought to be the major heat engine for the epithermal mineral deposits.  It outcrops for about a mile between the Verdstone deposit (not the Company’s property) and the Company’s Sheep Tanks Property.

Property Geology

The Sheep Tanks Property is believed to be an epithermal vein deposit.  The vein shows several stages of vein filling and brecciation of both the vein and wallrock with later stages of filling.  There are zones of alteration to clay, which balloon out from the footwall fault in a semi-elliptical arc on the hangingwall side of the fault. The vein strikes easterly and dips to the south, so that the southerly down dip portion of the vein underlies the strong clay alteration zone.  The Company’s Sheep Tanks property vain outcrops in a 1,000 foot long fault structure striking N 70 degrees W with a south dip.  The vein filling consists of black calcite, white calcite, red stained white quartz and light green to yellow brown quartz.  Alteration is a lense of clay just east of the mine shaft with a large outer envelope of sericite at least 1,000 feet in an east-west along strike direction., and 800 feet north / south across the strike.  A zone of clay with yellow iillite is found on the south side of the outcropping vein.  The vein is thickest at the west end near a closed exploration mine shaft, and it is steep dipping throughout the exposed length.  There is mixed vein and a brecciated wall patch about 5 feet wide.  The shaft is about 60 feet deep.  The vein is mainly red stained white quartz, colored  quartz with adularia, and white calcite, in a weakly silicified breccia of wall rock.

Supplies

Supplies and manpower are readily available for exploration of the property.

Other

Other than our interest in the Sheep Tanks Property, we own no business or other property.

Exploration Program

Our proposed exploration program would consist of three phases.  Any decision by the Company’s Board of Directors to proceed to a subsequent phase would depend on achieving positive or encouraging results in the prior phase.  The estimated expenditures for each phase are: Phase 1 (trenching): $41,000;  Phase 2 (induced polarity geophysical survey): $44,000; and Phase 3 (diamond drilling)): $170,000

The proposed work is:

Phase 1:
1.	Repair the access road and do trenching across vein structures.
2.	Survey a grid based on GPS derived UTM coordinates with lines normal to the strike of the vein

3.	Geological mapping.
Phase 2:
1.	A resistivity mode induced polarization survey would be run on the grid lines.
Phase 3:
1.	The vein targets as defined by the geological mapping and geophysical survey would be diamond drilled.

Proposed Budget

Approximate costs for the recommended two phase program are as follows.

Phase One:

Mobilization, demobilization	$3,000
Road repaid and trenching	15,000
Engineering	10,000
Motel, meals, gas, supplies	4,000
Permits	5,000
4X4, ATV rental	4,000
Total Phase 1	$41,000

Phase Two:
Geophysics mobilization	7,000
Daily field costs $2700 X 10 days	27,000
Engineering 10 days X $1,000	10,000
Total Phase 2	$44,000

Phase Three:
Road extension and drill site preparation	6,000
Engineering	15,000
Environmental	9,000
Drilling 2,000 feet @$70/ft	140,000
Total Phase 3	$170,000
Grand Total Estimated Cost	$255,000

Compliance with Government Regulation

Both Federal and Arizona laws govern work on the claims. Title to mineral claims are issued and administered by the United States Bureau of Land Management (BLM) and any work on the property must comply with all provisions under the BLM surface management regulations. A mineral claim acquires the right to the minerals, which were available at the time of location and as defined in the Mining Act of 1872. There are no surface rights included, but the title holder has the right to use the surface of the claim for mining purposes only. All work carried out on a claim that disturbs the surface by mechanical means requires a Plan of Operations and bonding and must receive written approval from the BLM prior to commencement.

Competitive Factors

The mining industry is fragmented, that is there are many, many mineral prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold or silver on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the mining market.

Location Challenges

We do not expect any major challenges in accessing the property during the initial exploration stages.

Regulations

Our mineral exploration program is intended to comply with the BLM surface management regulations.  In order to explore for minerals on our mineral claim we must submit the plan of operations for review and approval by the BLM.  Upon approval, the BLM will likely require us to post a bond to cover the cost of any remediation  The cost of remediation work will vary according to the degree of physical disturbance. We have budgeted for regulatory compliance costs in the proposed exploration program. As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken. The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program. Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potential mineral deposit is discovered.

If we enter into substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in Phases 1or 2 because the impact on the project area is greater. Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment. We may be required to conduct an environmental review process , including preparation of an environmental impact statement (EIS) if we determine to proceed with a substantial project. An EIS is not required to proceed with the recommended Phase 1, 2 or 3 exploration programs on our Sheep Tanks Property.

Environmental Factors

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended three phases described above. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

As of September 30, 2013, we had one employee, our President.  We rely on consultants and partners for various activities, including design, manufacturing and marketing.

DESCRIPTION OF PROPERTIES

We maintain our principal office at 5067 East 26th Drive, Suite 200, Bellingham, WA 98226. Our telephone number is (380)-592-4022. We believe that our existing facilities are suitable and adequate to meet our current business requirements.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Below are the names and certain information regarding our executive officers and directors:

Names:	Ages	Titles:	Board of Directors
Robert Card	76	President, CEO, Treasurer and Secretary	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our Board of Directors. Biographical resumes of each officer and director are set forth below.

ROBERT CARD is the Company’s President, CEO, Treasurer and Secretary and is therefore responsible for the day to day management of the Company, administrative functions, corporate filings and strategic evolution of its business.

Relevant Experience

Robert Card is a native Canadian, born in New Westminster, BC, from English stock who immigrated to North America in 1638.

Mr. Card has wide experience in the financial markets covering stocks and bonds in both industrial and natural resource industries.

In 1980 he started Aries Management Ltd. and has been engaged in financial consulting to corporations and individuals wishing to raise funds and or go public via local and international stock exchanges.  In this role he has assisted a multitude of companies to raise money and go public in both the Canadian Exchanges and also the U.S. Nasdaq and OTC Markets.  These companies included new and unique start up businesses as well as many oil and gas and mining ventures.  In 1992 Aries was merged into Sumac Investments Inc., where he holds the position of President and carries on the corporate financial consulting business begun in 1980.

Mr. Card’s experience covers Canadian as well as U.S. securities markets.  He started in the securities markets in Calgary in 1959 with a Toronto based national brokerage company.  In 1965, he moved back to Vancouver to continue his formal education.
In 1968 he joined Hemsworth Turton & Co., a small brokerage firm and the precursor to Canaccord Capital Corp., as Assistant to the Vice-President, Bond Manager and Sales.  He remained with this firm until 1970.  In this capacity, Mr. Card organized the introduction of Self Directed RRSP’s (a type of Canadian Self-Directed Retirement Savings Plan) to the Vancouver stock market by teaming up the trust companies with Hemsworth Turton & Co. He also successfully organized the first Canada Savings Bond campaign by the firm which led to entry into the Government of Canada securities market.

Mr. Card later went on to found Barrington Securities Ltd. in or about 1970, as a Broker Dealer in securities in Vancouver and remained with this firm until 1974 .

In 1975 Mr. Card joined Revenue Canada-Taxation, now CRCA,  as an Auditor, specializing in the Non-resident tax field.  He left Revenue Canada in 1980 to begin his career as a Corporate Financial Consultant.

Mr. Card has served on the Boards of Directors of numerous U.S. and Canadian companies.
He is presently a director of Jet Gold Corp., and Gulfside Minerals Ltd., companies listed on the TSX Venture Exchange.

Mr. Card is a 1969 graduate of Simon Fraser University, Burnaby, BC with a Bachelor of Arts degree in Economics and Commerce.

During the past ten years, Mr. Card has not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities; associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees and Independence

We are not required to have any independent members of the Board of Directors. The board of directors has determined that Mr. Card has a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is not an “independent director” as defined in the Marketplace Rules of The NASDAQ Stock Market.  As we do not have any board committees, the board as a whole carries out the functions of audit, nominating and compensation committees, and such “independent director” determination has been made pursuant to the committee independence standards.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the last two completed fiscal years exceeded $100,000:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Card	2011	$0	--	--	--	--	--	--	$0
	2012	0	--	--	--	--	--	--	0
	2013	0	--	--	--	--	--	--	0

Option/SAR Grants in Period ended June 30, 2013

None.

Stock Option Plans

None.

Employment Agreements

None

Director Compensation

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than listed below, during the period since inception (April 15, 2011), there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common or preferred stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2013.

•	By each person who is known by us to beneficially own more than 5% of our common stock;
•	By each of our officers and directors; and
•	By all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER (1)	TITLE OF CLASS	NUMBER OF SHARES OWNED (2)	PERCENTAGE OF CLASS PRIOR TO/AFTER OFFERING (3)
Robert Card	Common Stock	3,200,000	27%
Siam Oceanic Fund Ltd.		2,400,000	20%
Hsin-Yi Shen		2,000,000	16%
Tai-Cai Lin		1,000,000	8%
Performance Acquisitions Inc.		1,200,000	10%
Hamir Khaira		1,200,000	10%

(1) Unless otherwise noted, the mailing address of each beneficial owner is 5067 East 26th Drive, Suite 200, Bellingham, WA 98226.

(2) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 2013 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Percentage based upon 11,850,000 shares of common stock issued and outstanding as of September 30, 2013.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 common shares, of which 11,850,000 are issued and outstanding as of September 30, 2013.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Options

We have no outstanding options.

Warrants

None.

Convertible Securities

None.

Transfer Agent

The transfer agent for our stock is Presidents Stock Transfer, Inc., 217-515 West Pender Street
Vancouver, BC V6B 6H5 Canada  ___________________________________.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws, as amended, provides to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our Articles of Incorporation and Bylaws, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation and Bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and, in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We will pay certain fees and expenses incurred by us incident to the registration of the shares.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder, unless an exemption there from is available.

The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

 SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of September 30, 2013. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Beneficial Ownership Prior to this Offering (1)				Beneficial Ownership After this Offering (2)
Selling Stockholder	Number of Shares	Percent of Class	Shares That May be Offered and Sold Hereby		Number of Shares	Percent of Class
Checker Investments Ltd. (3)	200,000	1.6	200,000	*	0	0%
Maria Hochstein	50,000	*	50,000	*	0	0%
Siam Oceanic Fund Ltd.(4)	2,400,000	20.3	400,000	*	2,000,000	16.9%
Hui Chuan Lin ITF Xin-Ru Liu	80,000	*	80,000	*	0	0%
Performance Acquisitions Inc (5)	1,200,000	10.1	200,000	*	1,000,000	8.4%
Konstantinos Alexiou	100,000		100,000	*	0	0%
Hsin-Yi Shen ITF Nian-Rung Jiang	20,000	*	20,000	*	0	0%
Hsin-Yi Shen ITF Jie- Ying Jiang	20,000	*	20,000	*	0	0%
Hsin-Yi Shen ITF Jie-Ying Jiang	20,000	*	20,000	*	0	0%
Hsin-Yi Shen ITF Chi-You Jiang	20,000	*	20,000	*	0	0%
Kun-Chi Chang	20,000	*	20,000	*	0	0%
Yan-Yu Shen	20,000	*	20,000	*	0	0%
Li-Chung Wang	20,000	*	20,000	*	0	0%
Hsin-Hui Shen	20,000	*	20,000	*	0	0%
Hsin-Hui Shen ITF Yu Ching Yen	20,000	*	20,000	*	0	0%
Chuen-Lai Chen	20,000	*	20,000	*	0	0%
Guei-Jr Shen Jang	20,000	*	20,000	*	0	0%
Kai-Chi Yang	20,000	*	20,000	*	0	0%
Feng-Yuan Shen	20,000	*	20,000	*	0	0%
Yung-Chuan Lin	20,000	*	20,000	*	0	0%
Yung-Chuan Lin ITF Yu-Jui Lin	20,000	*	20,000	*	0	0%
Yung-Chuan Lin ITF Ping Cheng Lin	20,000	*	20,000	*	0	0%
Yung-Chuan Lin ITF Jui-Yu Lin	20,000	*	20,000	*	0	0%
Yi Chin Li	20,000	*	20,000	*	0	0%
Liao-Tzu Chieh	10,000	*	10,000	*	0	0%
.Feng-Lan Tseng	10,000	*	10,000	*	0	0%
Ting-I Chuang	10,000	*	10,000	*	0	0%
Yung-Chuan Lin	10,000	*	10,000	*	0	0%
Yung-Chuan Lin ITF Hung-Yu Lin	10,000	*	10,000	*	0	0%
Chia-Hsuan Shih	10,000	*	10,000	*	0	0%
Hui chuan Lin	20,000	*	20,000	*	0	0%
Hamir Khaira	1,200,000	10.1	200,000	1.6	1,000,000	8.4%
Totals	5,670,000	48%	1,670,000	14%	4,000,000	34%

* Less than 1%.

(1)	Percentage calculated on the basis of 11,850,000 shares of common stock outstanding on September 30, 2013.

(2)
Percentage calculated on the basis of 11,850,000 shares of common stock outstanding upon the completion of this offering and assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(3)
William A Manuel, Jr. is the natural person who exercises voting and / or dispositive powers over the common stock in this offering.

(4) Patmawdee Foers is the natural person who exercises voting and / or dispositive powers over the common stock in this offering.

(5) Ray Merry is the natural person who exercises voting and / or dispositive powers over the common stock in this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Berman & Company, P.A., independent registered public accounting firm, have audited, as set forth in their repost thereon appearing elsewhere herein, our financial statements as of June 30, 2013, June 30, 2012 and for the period from April 15, 2011 (inception) to June 30, 2013 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing. Frederick C.  Bauman, Esq., Las Vegas, Nevada will issue an opinion with respect to the validity of the shares of common stock being offered hereby.  Neither Berman & Company, P.A. nor Frederick C. Bauman., have been employed by us on a contingent basis with respect to the sale or registration under this prospectus of the securities to be sold by the Selling Stockholders, and neither owns a substantial interest in us.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act.  We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus.  For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

Charger Minerals Corporation
(An Exploration Stage Company)

Financial Statements
June 30, 2013 and 2012

INDEX TO FINANCIAL STATEMENTS
CHARGER MINERALS CORPORATION
(AN EXPLORATION STAGE COMPANY)

CONTENTS

Page(s)

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheets – As of June 30, 2013 and 2012	F-2

Statements of Operations –
Years Ended June 30, 2013 and 2012 and
From April 15, 2011 (inception) to June 30, 2013	F-3

Statement of Stockholders’ Deficit –
Years Ended June 30, 2013 and 2012 and
From April 15, 2011 (inception) to June 30, 2013	F-4

Statements of Cash Flows –
Years Ended June 30, 2013 and 2012 and
From April 15, 2011 (inception) to June 30, 2013	F-5

Notes to Financial Statements	F-6 – F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Charger Minerals Corporation

We have audited the accompanying balance sheets of Charger Minerals Corporation (an exploration stage company) (“the Company”) as of June 30, 2013 and 2012, and the related statements of operations, stockholders’ deficit and cash flows for the years ended June 30, 2013 and 2012, and from April 15, 2011 (inception) to June 30, 2013.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charger Minerals Corporation (an exploration stage company) as of June 30, 2013 and 2012, and the results of its operations and its cash flows for the years ended June 30, 2013 and 2012, and from April 15, 2011 (inception) to June 30, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has a net loss $16,063 and net cash used in operations of $16,042 for the year ended June 30, 2013.  The Company had a deficit accumulated during the exploration stage of $97,483. These factors raise substantial doubt about the Company’s ability to continue as a going concern, Management’s plans in regards to these matters is also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.
Boca Raton, Florida
November 11, 2013

Charger Minerals Corporation
(An Exploration Stage Company)
Balance Sheets

	June 30, 2013	June 30, 2012

ASSETS

Current Assets
Cash	$10,393	$26,435
Prepaid expenses	365	-

Total Current Assets	10,758	26,435

Total Assets	$10,758	$28,935

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,741	$5,355

Total Current Liabilities	5,741	5,355

Stockholders’ Equity
Common stock, $0.001 par value, 100,000,000 shares
Authorized, 11,850,000 shares issued and outstanding	11,850	11,850
Additional paid-in-capital	90,650	90,650
Deficit accumulated during the exploration stage	(97,483)	(81,420)

Total Stockholders’ Equity	5,017	21,080

Total Liabilities and Stockholders’ Equity	$10,758	$28,935

See accompanying notes to the financial statements

Charger Minerals Corporation
(An Exploration Stage Company)
Statements of Operations

	Year Ended June 30, 2013	Year Ended June 30, 2012	From April 15, 2011 (inception) to June 30, 2013

OPERATING EXPENSES
General and administrative	$14,936	$(17,719)	$92,682
Exploration costs	927	3,674	4,601

Total Operating Expenses	15,863	(14,045)	97,283

Income/(Loss) from operations	(15,863)	14,045	(97,283)

Interest expense	(200)	-	(200)

Net income/(loss) before provision for income taxes	(16,063)	14,045	(97,483)

Provision for income taxes	-	-	-

Net Income/(Loss)	$(16,063)	$14,045	$(97,483)

Earnings (loss) per common share
-Basic and fully diluted	$0.00	$0.00	$(0.01)

Weighted average number of common shares outstanding
-Basic and fully diluted	11,850,000	11,850,000	11,751,749

See accompanying notes to the financial statements

Charger Minerals Corporation
(An Exploration Stage Company)
Statements of Stockholder’s Equity/(Deficit)
Years Ended June 30, 2013 and 2012 and the period from April 15, 2011 (inception) to June 30, 2013

	Common Stock, $0.001 Par Value
	Number of shares	Amount	Additional Paid-In Capital	Stock Subscriptions Receivable	Deficit Accumulated During the Exploration Stage	Total Stockholders’ Deficit

Balance, April 15,2011 (inception)	-	$-	$-	$-	$-	$-

Issuance of common stock for cash and subscriptions – related party ($0.001-0.05/share)	11,000,000	11,000	49,000	(11,000)	-	49,000
Issuance of common stock for cash and subscriptions – ($0.05/share)	850,000	850	41,650	(3,000)	-	39,500
Net loss – period ended June 30, 2011	-	-	-	-	(95,465)	(95,465)

Balance, June 30, 2011	11,850,000	11,850	90,650	(14,000)	(95,465)	(6,965)

Receipt of cash for prior year subscriptions receivable	-	-	-	14,000	-	14,000
Net income – year ended June 30, 2012	-	-	-	-	14,045	14,045

Balance, June 30, 2012	11,850,000	11,850	90,650	-	(81,420)	21,080

Net loss – year ended June 30, 2013	-	-	-	-	(16,063)	(13,563)

Balance, June 30, 2013	11,850,000	$11,850	$90,650	$-	$(97,483)	$7,517

See accompanying notes to the financial statements

Charger Minerals Corporation
(An Exploration Stage Company)
Statements of Cash Flows

	Year Ended June 30, 2013	Year Ended June 30, 2012	From April 15, 2011 (inception) to June 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES

Net income/(loss)	$(16,063)	$14,045	$(97,483)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in prepaid expenses	(365)	-	(365)
Increase/(decrease) in accounts payable	386	(22,095)	5,741

Net Cash Used In Operating Activities	(16,042)	(8,050)	(92,107)

CASH FLOWS FROM FINANCING ACTIVITIES

Receipt of cash for subscriptions receivable from prior year	-	14,000	-
Proceeds from the issuance of common stock	-	-	102,500

Net Cash Provided by Financing Activities	-	14,000	102,500

Net Increase/(decrease) in cash for the year/period	$(16,042)	$5,950	$10,393

Cash – beginning of period	$26,435	$20,485	$-

Cash – End of period	$10,393	$26,435	$10,393

Supplemental Information
Interest Paid	$-	$-	$-
Income Taxes Paid	$-	$-	$-

Supplementary Disclosure of Non-Cash Investing and Financing Activities
Acquisition of property option in exchange for a note payable	$-	$2,500	$2,500

See accompanying notes to the financial statements

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

Note 1 Nature of Operations

Charger Minerals Corporation (“Charger” or “the Company”) was incorporated in the State of Nevada on April 15, 2011.

The Company is an exploration stage company that intends to engage principally in the acquisition, exploration and development of resource properties. The Company signed an option agreement to acquire four mineral claims located in La Paz County, Arizona (Note 4). Prior to this, the Company’s activities had been limited to its formation and the raising of equity capital.

The Company’s fiscal year end is June 30.

Exploration Stage Company

The Company is considered to be in the exploration stage as defined in ASC 915-10-05-02 “Development Stage Entities,” and interpreted by the Securities and Exchange Commission for mining companies in Industry Guide 7. The Company is devoting substantially all of its efforts to development of business plans and the acquisition of mineral properties.

Note 2 Summary of Significant Accounting Policies

Cash and cash equivalents

For the purpose of the statement of cash flows, all highly liquid investments with an original maturity of three months or later are considered to be cash equivalents. At June 30, 2013 and 2012, the Company has no cash equivalents.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.

Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, actual results could differ significantly from those estimates.

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

Mineral Acquisition and Exploration Costs

The Company is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred and paid. The Company assesses the carrying costs for impairment under ASC No. 930 “Extractive Activities – Mining”. An impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral property. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral property over its estimated fair value. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. The Company has no such expenses since inception.  Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, will be charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Asset Retirement Obligation

The Company expects to account for its future asset retirement obligations by recording the fair value of the liability during the period in which it was incurred. The associated asset retirement costs will be capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement obligation will be included in proven mining properties in the balance sheet. The Company’s future asset retirement obligation will consist of costs related to the plugging of wells, removal of facilities and equipment and site restoration on its mining properties. The asset retirement liability is allocated to operating expense using a systematic and rational method.  Asset retirement obligations amounted to $0 and $0 at June 30, 2013 and 2012, respectively.

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

Provision for Income taxes

Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.

Significant judgment is required in determining income tax provisions and evaluating tax positions. The Company periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. When it is not more likely than not that a tax position will be sustained, the Company records its best estimate of the resulting tax liability and any applicable interest and penalties in the financial statements.

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using statutory rates in effect for the year in which the differences are expected to reverse. The Company presents the tax effects of these deferred tax assets and liabilities separately for each major tax jurisdiction.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that the changes are enacted. The Company records a valuation allowance to reduce deferred tax assets when it is more likely than not that some portion of the asset may not be realized. The Company evaluates its deferred tax assets and liabilities on a periodic basis.

Risks and uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating a resource exploration business, including the potential risk of business failure. See Note 3 regarding going concern matters.

Fair value of financial instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company's financial instrument consisted of accounts payable. The carrying amount of the Company's financial instrument generally approximated its fair value as of June 30, 2013 and 2012, due to the short-term nature of this instrument.

Earnings (Loss) per Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities.

Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of basic and diluted loss per share for the years ended June 30, 2013 and 2012 and from April 15, 2011 (Inception) to June 30, 2013 is equivalent since the Company reported a net loss. The Company also has no common stock equivalents.

Recent accounting pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $16,063 and net cash used in operations of $16,042 for the year ended June 30, 2013. The Company had a deficit accumulated during the exploration stage of $97,483. The Company is in the exploration stage and has not generated revenues since inception.

The ability of the Company to continue its operations is dependent on Management's plans, which may include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Property Option

By agreement dated July 10, 2012, with Orca Gold Management Inc. (“Orca”), of Bellingham, Washington, the Company acquired an option to purchase a 100% undivided interest in certain properties consisting of 4 mineral claims located in La Paz County, Arizona for consideration as follows:.

a)	The payment of $35,000, payable as follows:
i.	$2,500 on July 10, 2011,
ii.	$10,000 at the sooner of the expenditure of $75,000 or October 31, 2014,
iii.	$15,000 at the sooner of the expenditure of $175,000 or October 31, 2015, and
iv.	$7,500 at the sooner of the expenditure of $300,000 or October 31, 2016.

b)	The allotment and issuance to Orca of a total of 300,000 common shares in the capital stock of Charger or payments, at the option of Charger, as follows:
i.
100,000 shares at the sooner of the expenditure of $75,000 or October 31, 2013 (as of October 31, 2013, the Company accrued a liability having a fair value of $5,000 ($0.05/share), based upon recent third party cash offerings, which represented the best evidence of fair value,

ii.	100,000 shares at the sooner of the expenditure of $175,000 or October 31, 2014, and
iii.	100,000 shares at the sooner of the expenditure of $300,000 or October 31, 2015.

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

The Company is also responsible for maintaining the mineral claims in good standing by paying all the necessary rents, taxes, and filing fees associated with the property.

The Company has determined that the right of set off exists in relation to this third party seller financed property option asset.  As a result, a property option asset and the related note payable have been netted for purposes of financial statement reporting.   Once the note is paid, the Company intends to record an asset on the balance sheet.

Interest on Note Payable

On July 10, 2011, the Company executed a note payable for $2,500. The note bears interest at 5%, is unsecured and was due on December 31, 2012. On December 31, 2012, the maturity date was extended to December 31, 2014. Additionally, the previously accrued interest of $200 was recorded as a component of accounts payable increasing the balance of the note totaling $2,700. In the event of default, the note will bear interest at 10%.

Debt Modification

In connection with the extension of the due date on December 31, 2012, the Company had modified the note. In connection with the modification, the Company compared the value of both the old and new debt. The Company determined that the present value of the cash flows associated with the new debt exceeded the present value of the old convertible debt and warrants by less than 10%, which resulted in the application of modification accounting. In connection with this modification, additional accounting or disclosure was not required.

Note 5 Stockholders’ Deficit

Stock issued for cash and subscription receivable

On May 20, 2011, the Company issued 10,000,000 shares of common stock to its founders for cash of $9,000 and subscriptions receivable of $1,000 ($0.001/share), which was received in August 2011.

On June 30, 2011, the Company issued 1,850,000 shares of common stock for cash of $79,500 and subscriptions receivable of $13,000 ($0.05/share), which was received in August 2011. This included 1,000,000 shares that were issued to founders for cash of $40,000 and subscriptions receivable of $10,000.

On August 18, 2011, the Company received $14,000 of prior year subscriptions.

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

Note 6 Income Taxes

The Company recognized deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. The Company will establish a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has net operating loss carryforwards totaling approximately $95,000 and $81,000 at June 30, 2013 and 2012, respectively, expiring through 2033.

Significant deferred tax assets at June 30, 2013 and 2012 are approximately as follows:

	2013	2012
Deferred tax assets:
Estimated net operating loss carryforward	$32,000	$27,000
Less: valuation allowance	(32,000)	(27,000)
Net deferred tax assets	$-	$-

For the year ended June 30, 2012, the Company reported taxable income.  However, the Company applied prior net operating loss carryforwards which were sufficient to offset the taxable income generated in 2012. The Company has a deferred tax asset for its net operating loss carry forwards, approximately as follows:

Net operating loss carryforward – 2011	$(95,000)
Tax rate	34%
Tax loss effect - 2011	$(32,000)

Taxable income -2012	$14,000
Tax rate	34%

Income tax expense – 2012	$5,000

Net operating loss carryforward – 2012	$(27,000)

Taxable loss -2013	$(16,000)
Tax rate	34%

Income tax benefit - 2013	$(5,000)

Net operating loss carryforward – 2013	$(32,000)

Charger Minerals Corporation
(An Exploration Stage Company)
Notes to Financial Statements
June 30, 2013 and 2012

The valuation allowance at June 30, 2012 was approximately $27,000. The increase in valuation allowance during the year ended June 30, 2013 was approximately $5,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not, that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of June 30, 2013 and 2012.

The Company has not filed its federal or state income tax returns for the years ended June 30, 2013, 2012, and 2011. Management plans to file delinquent tax returns as soon as possible. Each of these years remains open for examination.

The actual tax benefit differs from the expected tax benefit for the period ended June 30, 2013 and 2012 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) approximately as follows:

	2013	2012

Expected tax expense (benefit) - Federal	$(5,000)	$5,000
Change in valuation allowance	$5,000	$(5,000)
Actual tax expense (benefit)	$-	$-

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of ASC No. 740-10-25 for the years ended June 30, 2013 or 2012.

Note 7 General and administrative

On March 10, 2011, the Company entered into a consulting agreement with a third party to assist the Company in corporate related services. Under the terms of the agreement, total cash compensation is $95,000 was recorded in general and administrative expenses. At June 30, 2011, $68,000 had been paid. The remaining $27,000 in accounts payable was reversed in 2012, as the remaining services were never performed. The $27,000 is included in general and administrative for the year ended June 30, 2012.

Note 8 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of June 30, 2013 and November 11, 2013, the date the financial statements were available to be issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our Director and officer is indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our Directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses Incurred or paid by our Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our Directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

CHARGER MINERALS CORPORATION

1,670,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until January ___, 2014, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the selling shareholders’ and dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: November ___, 2013

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$11.39
Transfer Agent Fee	$1,500.00
Listing & Filing Fees	$650.00
General and Administrative	$786.00
Accounting & Auditing fees	$12,129.00
Legal fees and expenses	7,500.00
Total	22,576.39

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Directors And Officers

Our Director and officer is indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our Directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our Directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

On May 20, 2011, the Company issued 10,000,000 shares of common stock to its founders for cash of $9,000 and subscription receivables of $1,000 ($0.001 / share), which was received in August 2011.

On June 30, 2011, the Company issued 1,850,000 shares of common stock for cash of $79,500 and subscriptions receivable of $13,000 ($0.50 / share), which was received in August 2011.  This included 1,000,000 shares that were issued to founders for cash of $40,000 and subscriptions receivable of $10,000.

During the period from Inception (April 15, 2011) to September 30, 2013, there have been no other issuances of common stock.

Item 16. Exhibits and Financial Statement Schedules
EXHIBIT	DESCRIPTION
NUMBER
3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Opinion of Frederick C. Bauman, Esq.*
10.1	Sheep Tanks Option Agreement dated July 10, 2012*
23.1	Consent of Berman & Company, P.A.*

23.3	Consent of Counsel (included in Exhibit 5.1)
* Filed herewith

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: To Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any Increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document Incorporated or deemed Incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Nevada, on November 12, 2013.

CHARGER MINERALS CORPORATION.

By:	/s/ Robert Card
Mr. Robert Card
President, CEO (Principal Executive Officer), CFO (Principal Financial Officer) and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Robert Card
Mr. Robert Card
President, CEO (Principal Executive Officer), CFO (Principal Financial Officer) and Director

November 12, 2013
(date)